American CareSource Announces Completion of Florida Urgent Care Centers Transaction

DALLAS, September 2, 2014 — American CareSource Holdings (NASDAQ: ANCI), operator of urgent care centers and a national network of ancillary health care providers, today announced that it has successfully completed its previously announced acquisition of substantially all the assets of Bay Walk-In Clinic in Panama City and Panama City Beach, Fla. The centers are well-established and located at one of the busiest intersections in Panama City and in the busy beachfront community of Panama City Beach.
“We are excited about expanding our urgent care center strategy into the state of Florida through the Bay Walk-In centers” said Dr. Richard W. Turner, the company’s Chairman and CEO. “We plan to continue to capitalize on Bay Walk-In’s tradition for high-quality, patient-centric health care coupled with community commitment.”
The Company is seeking and negotiating with additional centers to continue to build its urgent care center platform.

About American CareSource Holdings, Inc.
American CareSource Holdings is the owner and operator of a growing chain of urgent care centers located in Georgia, Florida and the southeastern United States. American CareSource strives to improve access to quality medical care by offering extended hours and weekend service and also by accepting patients by appointment and on a walk-in basis. The centers offer a broad range of medical services falling within the classification of urgent care, primary care, family practice and occupational medicine. We offer non-emergent, out-patient medical care for the treatment of acute, episodic, and some chronic medical problems such as colds, flu, ear infections, hypertension, asthma, and pneumonia. In addition the centers treat minor injuries, perform minor surgeries and conduct diagnostic tests such as x-rays and drug tests. The Company’s centers will provide consumers with alternatives to address challenges created by limited access to care and rising healthcare costs. The Company also operates a national network of ancillary care providers that includes approximately 4,800 ancillary service providers and approximately 33,000 sites. For additional information, please visit www.anci-care.com.

Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
(972) 308-6830

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